June 26, 2026

Jim Stephens

Dear Jim,

As we have discussed, you will transition to the role of Executive Vice President, Special Projects, with a focus on activities related to the Company’s new operating model and ensuring a seamless transition. In this position, you will continue reporting directly to Payman Khales, President and Chief Executive Officer, and will continue to be a member of the Company’s Executive Leadership Team.

The general terms of your employment offer are described below. The terms of this offer are subject to the approval by Integer’s Compensation and Organization Committee of the Board of Directors.

•You will begin your new role, effective June 29, 2026. The role will end on March 31, 2027 (or such earlier date as your employment is terminated by you or Integer).
•If (i) a Change of Control (as such term is defined in the Amended and Restated Change of Control Agreement, dated as of May 22, 2026, between you and the Company (the “CIC Agreement”)) occurs on or prior to March 31, 2027 and (ii) you remain employed through March 31, 2027, your separation on March 31, 2027 will be considered a termination without Cause (as such term is defined in the CIC Agreement) for purposes of the CIC Agreement. For the avoidance of doubt, if a Change of Control occurs and your employment is subsequently terminated by Integer without Cause or by you for Good Reason (as such term is defined in the CIC Agreement) prior to March 31, 2027, you will still be eligible for severance in accordance with the terms of the CIC Agreement.
•Your 2026 short-term incentive (“STI”) award will remain unchanged. You will not be eligible for an STI or long-term incentive award for 2027.
•All other terms and conditions of your employment will remain the same.

If you agree with the above conditions, please indicate your acceptance by signing this letter and returning it to me.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Payman Khales

Payman Khales
President and Chief Executive Officer

Understood, agreed, and acknowledged

/s/ Jim Stephens                    06/26/2026
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Jim Stephens                            Date